STOCK PURCHASE AGREEMENT

BY AND AMONG

Jingwei International Limited,

Shenzhen Xinguochuang Information Technology Limited,

AND

Shanghai Haicom Limited

DATED AS OF November 2, 2010

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of November 2, 2010, by and among Jingwei International Limited, a Nevada corporation (the "Company"), Shenzhen Xinguochuang Information Technology Limited, a corporation registered in Shenzhen, China, and a wholly owned subsidiary of the Company ("Acquistion Sub"), and Shanghai Haicom Limited, a corporation registered in Shanghai, China ("Haicom").

RECITALS

A. The Boards of Directors of the Company, Acquisition Sub and Haicom deem it advisable and in the best interests of each corporation and their respective shareholders that the Acquistion Sub acquire all of the outstanding equity interests in Haicom ( "Haicom Shares") in order to advance the long-term business interests of the Company, the Acquisition Sub and Haicom;

B. The acquisition of Haicom's equity interests shall be effected through a purchase of Haicom Shares by the Acquisition Sub in accordance with the terms of this Agreement and the related Chinese corporation laws, as a result of which Haicom shall become a wholly owned subsidiary of the Acquisition Sub (the "Transaction");

C. The respective Boards of Directors of the Company, the Acquisition Sub and Haicom deem it advisable and in the best interests of their respective shareholders to consummate the Transaction, and hereby approve this agreement which shall set forth the definitive terms and conditions of the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Company, the Acquisition Sub and Haicom agree as follows:

**ARTICLE I**
**THE TRANSACTION**

1.1 Purchase and Sale. Upon the terms of this Agreement, at the closing date set forth in this Agreement, Haicom Shareholders shall sell, convey, transfer, assign and deliver to Acquisition Sub, and Acquisition Sub shall purchase from Haicom Shareholders, Haicom Shares free and clear of all liens.

1.2 Purchase Price. The Company, the Acquisition Sub and Haicom hereby agree to the following terms and conditions with respect to the Transaction:

(a) Acquisition Sub and the Company shall purchase all of Haicom Shares from the shareholders of Haicom at a purchase price of RMB 55 million, i.e. $ 8.2 million as of October 8, 2010 (the "Purchase Price"), the payment of which shall be made in accordance with the following schedule:

i. RMB 10 million in cash will be paid to Haicom Shareholders within one week after the signoff of the Framework Agreement as a deposit.

ii. RMB 20 million in cash will be paid to Haicom Shareholders within one week after the completion of transfer of Haicom Shares and other required registration legalities.

iii. After the completion of the Company's 2010 fiscal year, the Company will pay RMB 5 million in cash on 04/22/2011 to Haicom Shareholders.

iv. After the completion of the Company's 2011 fiscal year, the Company will issue additional 667,802 Common Shares ("Contingent Shares"), worth of RMB 20 million to Haicom Shareholders on 01/31/2012, (based on the average closing price of the Company's common stock on the NASDAQ National Market for the fifteen trading days immediately preceding the effective date of the Framework Agreement), contingent upon the achievement of a minimum level of revenue and earnings targets by the acquired business for the fiscal year ending December 31, 2011. The schedule of granting the Company shares to Haicom is as follows.

- If the revenue achieved by the acquired business is higher than RMB 36 million and the net income is higher than RMB 12 million in 2011 (the "Minimum Guarantee"), the Contingent Shares will be granted in full.
- If either revenue or net income completed is less than 50% of the Minimum Guarantee, then no Contingent Shares will be granted.
- If either revenue or net income completed is equal to or less than 70% but equal to or more than 50% of the Minimum Guarantee, then half of the Contingent Shares will be granted.
- If either revenue or net income completed is equal to or less than 100% but more than 70% of the Minimum Guarantee, then a revenue completion rate or a net income completion rate will be calculated by dividing the actual results by the Minimum Guarantee. The lower completion rate between the two will be used to multiply by the Contingent Shares to decide on the actual payout.

v. Haicom Shareholders will return the deposit fully, if the share transfer is not completed by November 30, 2010. In addition, the party that has caused the delay will have to pay the other party RMB 2 million as a penalty.

1.3 <u>Delivery of Company Shares</u>.

(a) At or prior to the Closing, the Company, Acquisition Sub and Haicom shall jointly prepare and cause to be filed with the State Administration for Industry & Commerce of the People's Republic of China applications for registration changes in Articles of Incorporation, legal representative and business license of Haicom, in such form in accordance with the relevant Chinese corporate laws.

The Transaction shall become effective upon the approval of the above mentioned registration changes. The date of registration change in Articles of Incorporation is referred to herein as the "Closing Date".

(b) Upon the approval of the registration changes described in Section 1.3(a), Haicom shall become a wholly owned subsidiary of Acquisition Sub, and continue its operation.

1.4 <u>Articles of Incorporation</u>.

At the Effective Time, the Articles of Incorporation of Haicom, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the Articles of Incorporation of the Acquisition Sub.

At the Effective Time, the By-laws of Haicom, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the By-laws of the Acquisition Sub,

1.5 Directors and Officers of Acquisition Sub.

(a) The directors of the Acquisition Sub immediately prior to the Effective Time shall be the initial directors of Haicom after the Transaction, each to hold office in accordance with the Articles of Incorporation and By-laws of the Acquisition Sub. The Company shall thereafter be entitled to designate all directors on Haicom's Board.

(b) The officers of Haicom immediately prior to the Effective Time shall be the initial officers of Haicom after merger, each to hold office in accordance with the Articles of Incorporation and By-laws of the Acquisition Sub.

## ARTICLE II
## REPRESENTATIONS AND WARRANTIES OF HAICOM

Haicom shall deliver supplementary documents to the Company and the Acquisition Sub and dated as of the date of this Agreement (the "Annexes"), and provide the representations and warranties set forth below with respect to the Transaction.

2.1 Organization and Qualification

Haicom is a corporation duly incorporated, validly existing and in good standing under the law of China. The copies of Haicom's certificate of incorporation and bylaws, each as amended to date and each hereto made available to the Company and the Acquisition Sub, are complete and correct, and no amendments thereto are pending. Haicom is duly licensed and qualified to do business and in good standing in each jurisdiction, in which the operation of its business makes such licensing or qualification to do business necessary.

2.2 Capitalization

On the date hereof, all of the issued and outstanding shares of Common Stock of Haicom are held of record by the Stockholders on the signature pages attached hereto as set forth, free and clear of all pledges, Liens, encumbrances or other claims or charges.

2.3 Management Team

Haicom shareholders promise to help retain the core management team in the next twenty four months after the merger.

2.4 No Undisclosed Liabilities.

Except as disclosed in Haicom financial statements provided prior to the date of this Agreement or in the consolidated unaudited balance sheet of Haicom as of August 31, 2010, Haicom and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of Haicom and its Subsidiaries

(including the notes thereto), except for liabilities that, individually or in the aggregate, would not result in above RMB 100,000, or USD 14,925 as of October 8, 2010.

2.5 Guarantee

Haicom has made no guarantee for another's obligation, including business entity as well as individuals.

2.6 Litigation

There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Haicom, threatened against Haicom, or any of its assets, properties or rights. There are no judgments, orders, settlements or decrees outstanding against Haicom. As of the date of this Agreement, no officer or director of Haicom is a defendant in any action or, to the knowledge of Haicom, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of Haicom.

2.7 Bank Accounts

Haicom has made available to the Company and the Acquisition Sub a list of each bank in which Haicom has an account, safe deposit box or lock box as of the date hereof and the number of each such account or box and each authorized signatory as of the date hereof.

2.8 Intellectual Property.

(a) Haicom and its material Subsidiaries own, license or sublicense, or otherwise possess, free and clear of any Liens, legally enforceable rights to use all Intellectual Property necessary to conduct the business of Haicom and its Subsidiaries as currently conducted.

(b) The execution and delivery of this Agreement by Haicom and the consummation by Haicom of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses set forth in the Annexes.

(c) The list of intellectual properties provided by Haicom sets forth a complete and accurate list of Intellectual Property including all items pending for governmental approval.

(d) All patents and registrations for trademarks, service marks and copyrights which are held by Haicom and which are material to the business of the Company, taken as a whole, are subsisting and have not expired or been cancelled or abandoned. To the knowledge of Haicom, no third party is infringing, violating or misappropriating any of its Intellectual Property; no claims have been made against a third party by Haicom; and Haicom is not aware of any facts that indicate a likelihood of any of the foregoing.

(e) Haicom and conduct of the business of Haicom as currently conducted have not infringed, violated or misappropriated, or been alleged to infringe, violate or misappropriate any Intellectual Property of any third party. Haicom is not aware of any facts which indicate a likelihood of any of the foregoing.

2.9 Contracts.

(a) For purposes of this Agreement, "Haicom Material Contract" shall mean:

(i) any "material contract" with respect to Haicom;

(ii) any indemnification, employment, consulting or other Contract with (A) any member of Haicom Board, (B) any executive officer of Haicom or (C) any other employee of Haicom earning an annual salary plus bonus equal to or in excess of RMB 200,000, other than those Contracts terminable by Haicom on no more than thirty (30) days notice without liability or financial obligation to Haicom;

(iii) any Contract containing any covenant (A) limiting, in any material respect, the ability of Haicom to engage in any line of business or compete with any person or solicit the employees of another person, (B) granting any exclusive rights to make, sell or distribute Haicom's products or (C) granting "most favored nation" pricing status to any person;

(iv) any Contract to license to any third party the right to reproduce any of Haicom's Intellectual Property products, services or technology or any Contract to sell or distribute any of Haicom's Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

(v) any loans or credit agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business， or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of Haicom;

(vi) any Contract under which Haicom has received or granted a license relating to any Intellectual Property that is material to the business of Haicom, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business;

(vii) any Contract with customers in the last three years;

(b) Annex A sets forth a list of all Haicom Material Contracts as of the date hereof.

(c) Each Haicom Material Contract is valid and binding, in full force and effect and is enforceable by Haicom in accordance with its respective terms, except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not result in a Haicom Material Adverse Effect.

## ARTICLE III
## CONDUCT OF BUSINESS

3.1 <u>Covenants of Haicom</u>.

Except as expressly provided herein, or as consented to in writing by the Company, during the period commencing on the date of this Agreement and ending at the Effective (the "Pre-Closing Period"), Haicom shall (x) act and carry on its business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Haicom Material Contracts and (z) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present management team.

3.2 <u>Access to Information</u>.

During the Pre-Closing Period, Haicom shall afford to the Company and the Acquistion Sub's officers, employees, accountants, and counsel reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Acquisition Sub shall request.

6.3 Legal Requirements.

(a) Subject to the terms hereof, each of Haicom, the Company and the Acquisition Sub shall use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by Haicom or the Company or the Acquisition Sub in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

## ARTICLE IV

## EXPENSES AND AMENDMENT

4.1 Expenses.

(a) All out-of-pocket expenses related to an independent accountant and a business appraiser in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and the closing thereof, shall be paid by the Company.

(b) All the other expenses shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.

4.2 Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the People's Republic of China without giving effect to the conflict of laws principles thereof. In case of disputes between Haicom Shareholders and the Acquisition Sub, both sides should try to negotiate their own settlement first. If the disputes have not been resolved after 30 days, either side has the right to file a law suit against the other to its local court.

4.3 Amendment

This Agreement, including its Annexes, constitutes the entire Agreement between the Parties regarding its subject matter. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.4 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (B) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions contained herein.

## ARTICLE V

## MISCELLANEOUS

5.1 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Company or the Acquisition Sub, to :
Room 701-702, Building14, Keji C. Rd.,2nd, Software Park,
Nanshan District,
Shenzhen, PRC 518057
Attn: Vanessa Bao, Secretary of the Board
Fax: 86 0755 85251198

If to Haicom, to:

Hengan Mansion 12F, No.3, Lane 333, Shimen Rd., 2nd
Shanghai, China 200041
Attention: Weiliang, Zhu, Chairman
Fax： 021-62568877
Office phone： 021-62587252

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

5.2 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

5.3 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.4 Others

In case of discrepancy between the English translation and the original Chinese text, the Chinese edition of this Agreement shall prevail.

IN WITNESS WHEREOF, the Company, the Acquisition Sub and Haicom have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JINGWEI INTERNATIONAL LIMITED

By: For and on behalf of Jingwei International Investment (Hong Kong) Limited 經緯國際投資(香港)有限公司

Name:

Title: Authorized Signature(s)

SHENZHEN XINGUOCHUAN INFORMATION TECHNOLOGY LTD.

By:

Name:

Title:

SHANGHAI HAICOM LIMITED

By:

Shareholder Name :

Title:

Shareholder Name :

Title:

# ANNEXES

Annexes: means the following supplementary documents provided by Haicom shareholders that are an integral part of this Agreement:

Annex A: List of Haicom Material Contracts
Annex B: List of Intellectual Properties and Trademark Registration Certificates.
Annex C: Copy of the Unaudited Statement of Financial Position as of August 31, 2010.
Annex D: Copy of the Unaudited Income Statement for the eight-month period ended August 31, 2010
Annex E: Copy of the Unaudited Statement of Financial Position as of December 31, 2009 and December 31, 2008.
Annex F: Copy of the Unaudited Income Statement for the Fiscal Year of 2009 and 2008
Annex G: List of Personnel – Seniority and Current Compensation.
Annex H: Copy of the Lease Agreements
Annex I : Copy of the Article of Asscication of Haicom as of October 8, 2010
Annex J: Form of Minutes of Meeting of the Board of Directors and of Shareholders, with regards resignation by Directors and appintment of new Directors.
Annex K: Form of Minutes of Meeting of the Board of Directors by Haicom and the Company, with regard to the transaction.
Annex M: Form of Minutes of Meeting of the Board of Directors and of Shareholders, with regard to the By-law Amendment.
Annex N: Form of Registration Changes filed with the State Administration for Industry & Commerce of the People's Republic of China, with regard to the Article of Association Amendment, appointment of new board members and the legal representative, and Share Transfer Agreement
Annex O: Copies of Consulting Agreements.